UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           Commission File No. 0-29338

                           NOTIFICATION OF LATE FILING




(Check One): [_] Form 10-K  [X] Form 10-KSB  [_] Form 20-F  [_]  Form 11-K
             [_] Form 10-Q  [_] Form N-SAR


     For Period Ended: December 31, 2005
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     [_]  Transition Report on Form 10-K
     [_]  Transition Report on Form 10-KSB
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR
     For the Transition Period Ended:___________________________________________


________________________________________________________________________________
  Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
________________________________________________________________________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ________________________



PART I - REGISTRANT INFORMATION


China Digital Wireless, Inc.
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Full Name of Registrant

N/A
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Former Name If Applicable

429 Guangdong Road
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Address of Principal Executive Office (Street and Number)

Shanghai, People's Republic of China 200001
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City, State and Zip Code




PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
[X]  |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K, Form 10-KSB Form 20-F, Form 11-K or portion thereof
     |         will be filed on or before the 15th  calendar day  following  the
     |         prescribed  due  date;  or  the  subject   quarterly   report  or
     |         transition report on Form 10-Q or subject  distribution report on
     |         Form  10-D,  or  portion  thereof  will be filed on or before the
     |         fifth calendar day following the prescribed due date; and
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

State below in reasonable detail why the Form 10-K, 10-KSB, 20-F, 11-K, 10-Q, 10-D, N-SAR or N-CSR the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         China Digital Wireless, Inc. (the "Company") could not complete the filing of its Annual Report on Form 10-KSB for the year ended December 31, 2005 due to a delay in obtaining and compiling information required to be included in the Company's Form 10-KSB, which delay could not be eliminated by the Company without unreasonable effort and expense. In accordance with Rule 12b-25 of the Securities Exchange Act of 1934, the Company will file its Form 10-KSB no later than the 15th calendar day following the prescribed due date.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                     Tai Caihua                     (86-21)       6336-8681
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                       (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [_] No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [X] No

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     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          China Digital Wireless, Inc.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date March 29, 2006             By  /s/ Tai Caihua
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                                   Tai Caihua
                                   President